Exhibit 15.3

28/F, GDH BCC, No.21 Zhujiang West Road

Zhujiang New Town, Tianhe District

Guangzhou 510627, P. R. China

T: (86-20) 2805-9088

F: (86-20) 2805-9099

January 29, 2026

Nam Tai Property Inc.

No. 2, Namtai Road

Gushu Community, Xixiang Township, Baoan District,

Shenzhen 518000, Guangdong Province

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm and the summaries of our opinions under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations and Overseas Securities Offering,” included in the annual report of Nam Tai Property Inc. on Form 20-F for the fiscal years ended December 31, 2021, 2022, 2023 and 2024 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2026. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ JunHe LLP

JunHe LLP

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